Exhibit 2

FINANCIAL STATEMENTS 2010

FINANCIAL STATEMENTS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2010

FINANCIAL STATEMENTS 2010

FINANCIAL STATEMENTS

Prepared in compliance with IFRS adopted by the European Union

The Bank’s objectives

“The primary purpose of the Bank is to help in solving the social problems with which European countries are or may be faced as a result of the presence of refugees, displaced persons or migrants consequent upon movements of refugees or other forced movements of populations and as a result of the presence of victims of natural or ecological disasters.

The investment projects to which the Bank contributes may be intended either to help such people in the country in which they find themselves or to enable them to return to their countries of origin when the conditions for return are met or, where applicable, to settle in another host country. These projects must be approved by a member of the Bank.

The Bank may also contribute to the realisation of investment projects approved by a member of the Bank which enable jobs to be created in disadvantaged regions, people in low income groups to be housed or social infrastructure to be created”.

(Articles of Agreement, Article II).

Sectors of action

The Bank (CEB) contributes to the implementation of socially-orientated investment projects in favour of social cohesion through three major sectoral lines of action, namely the strengthening of social integration, management of the environment and supporting public infrastructure with a social vocation.

Its actions comply with eligibility criteria specific to each sectoral line of action, thus reflecting not only the CEB’s specific social vocation, but also the development logic underpinning all its activity.

In accordance with resolution 1522 (2009) approved by the Administrative Council on 20 November 2009, each of these three action lines involves the following fields:

- Strengthening of social integration

To contribute to strengthening social integration and thus to attack the roots of exclusion means, at operational level, acting in favour of refugees, migrants and displaced persons, promoting social housing and the creation and preservation of jobs, improving living conditions in urban and rural areas.

- Management of the environment

To contribute to managing the environment means not only systematically responding to emergency situations in the event of natural or ecological disasters, but also promoting protection of the environment and preservation of historic and cultural heritage.

- Supporting public infrastructure with a social vocation

An integrated approach to support the development of public infrastructure with a social vocation in the key sectors of health, education, vocational training and administrative and judicial public services in the long term facilitates more dynamic and more equitable social and economic growth, thus promoting individual fulfilment and collective well-being.

FINANCIAL STATEMENTS 2010

Balance sheet

In thousand euros

Assets	Notes	31/12/2010	31/12/2009
Cash in hand, balances with central banks		230 316	386 883
Financial assets at fair value through profit or loss	D	1 216 278	314 346
Hedging derivative instruments	D	1 226 344	1 295 361
Available-for-sale financial assets	E	6 332 058	4 965 778
Loans and advances to credit institutions and to customers
Loans	F	12 115 390	12 326 370
Advances	F	1 322 336	1 281 996
Financial assets held to maturity	E	2 241 862	2 123 226
Tangible and intangible assets	G	31 297	31 215
Other assets	H	5 125	5 405
Total assets		24 721 006	22 730 580
Liabilities
Financial liabilities at fair value through profit or loss	D	1 275 923	2 312 949
Hedging derivative instruments	D	445 669	372 974
Amounts owed to credit institutions and to customers	I	100 809	67 747
Debt securities in issue	I	19 855 536	17 680 780
Other liabilities	H	823 133	188 047
Selective Trust Account (STA)	J	78 733	75 420
Provisions	K	82 548	73 891
Total liabilities		22 662 351	20 771 808
Capital	L
Subscribed		3 303 450	3 303 450
Uncalled		(2 933 712)	(2 933 712)

Called		369 738	369 738
General reserve		1 686 636	1 585 587
Gains or losses recognised directly in equity	E	(113 584)	(103 602)
Net profit for the year		115 865	107 049
Total equity		2 058 655	1 958 772

Total liabilities and equity		24 721 006	22 730 580

FINANCIAL STATEMENTS 2010

Income statement

In thousand euros

	Notes	2010	2009
Interest and similar income
Available-for-sale financial assets		40 007	58 532
Loans and advances to credit institutions and to customers		135 696	259 042
Financial assets held to maturity		92 580	88 524
Interest expenses and similar charges
Amounts owed to credit institutions and to customers		(6 592)	(5 404)
Debt securities in issue		(120 701)	(255 836)
Other interest expenses and similar charges		(4 405)	(3 377)
Interest margin	M	136 585	141 481
Net gains or losses from financial instruments at fair value through profit or loss	N	(1 050)	(1 225)
Net gains or losses from available-for-sale financial assets	O	62	183
Commissions and other net expenses	P	(1 941)	(1 573)
Net banking income		133 656	138 866

General operating expenses	Q	(32 062)	(29 081)
Net depreciation and amortisation charges of fixed assets	G	(1 838)	(1 823)
Gross operating income		99 756	107 962
Cost of risk	R	16 109	(913)
Net profit		115 865	107 049

FINANCIAL STATEMENTS 2010

Statement of comprehensive income

In thousand euros

	2010	2009
Net profit	115 865	107 049

Changes in value of available-for-sale financial assets	(9 982)	68 024
Changes in value of available-for-sale financial assets recognised in the income statement for the period		(1 030)
Other elements of comprehensive income	(9 982)	66 994

Total	105 883	174 043

Statement of changes in equity

In thousand euros

	Called capital	Reserves and result	Gains or losses recognised directly in equity	Total equity
Equity as at 1 January 2009	369 738	1 585 587	(170 596)	1 784 729
Profit for the 2009 financial year		107 049		107 049
Changes in value of assets and liabilities recognised directly in equity			66 994	66 994
Equity as at 31 December 2009	369 738	1 692 636	(103 602)	1 958 772

Appropriation of profit for the 2009 financial year		(6 000)		(6 000)
Profit for the 2010 financial year		115 865		115 865
Changes in value of assets and liabilities recognised directly in equity			(9 982)	(9 982)
Equity as at 31 December 2010	369 738	1 802 501	(113 584)	2 058 655

FINANCIAL STATEMENTS 2010

Statement of cash flows

In thousand euros

		Notes	2010	2009
For the year ended 31 December
Profit for the year			115 865	107 049
+/-	Net depreciation charges of tangible and intangible assets	G	1 838	1 823
+/-	Net provision charges		15	913
+/-	Net loss/net profit from investing operations		26 198	3 035
+/-	Other movements		(1 717)	(13 051)
	Total of non-monetary items included in the result		26 334	(7 280)

+/-	Cash flows related to operations with credit institutions and customers		329 702	202 571
+/-	Cash flows related to other operations affecting financial assets or liabilities		(1 161 266)	(2 458 902)
+/-	Cash flows related to operations affecting non-financial assets or liabilities		(4 048)	(100 426)
	Net decrease /(increase) of assets and liabilities resulting from operating activities		(835 612)	(2 356 757)
	Total net cash flows from operating activities (a)		(693 413)	(2 256 988)

+/-	Cash flows related to financial assets held to maturity		(123 212)	(148 376)
+/-	Cash flows related to tangible and intangible assets	G	(1 920)	(1 300)
	Total net cash flows from investing operations (b)		(125 132)	(149 676)

+/-	Cash flows from/to member states		3 452	3 797
+/-	Cash flows from debt securities in issue		677 708	1 905 518
	Total net cash flows from financing operations (c)		681 160	1 909 315

Effects of changes in foreign exchange rates on cash and cash equivalents (d)
			1 041	(390)

	Net increase/(decrease) in cash and cash equivalents (a)+(b)+(c)+(d)		(136 344)	(497 739)

Cash and cash equivalents at the beginning of the financial year			1 668 517	2 166 256
	Cash in hand, balances with central banks		386 883	194 275
	Advances repayable on demand and term deposits with credit institutions	F	1 281 634	1 971 981
Cash and cash equivalents at the end of the financial year			1 532 173	1 668 517
	Cash in hand, balances with central banks		230 316	386 883
	Advances repayable on demand and term deposits with credit institutions		1 301 857	1 281 634
	Changes in cash and cash equivalents		(136 344)	(497 739)

FINANCIAL STATEMENTS 2010

NOTES TO THE FINANCIAL STATEMENTS

Note A – Summary of principal accounting methods applied by the Bank (CEB)

1. Applicable accounting norms

The International Financial Reporting Standards (IFRS) have been applied to the Bank’s financial statements since 1 January 2005 (date of the first application), in conformity with the recommendations of IFRS 1, “First-time adoption of International Financial Reporting Standards” and in keeping with the other standards of the IFRS, taking into account the version and the interpretations of the standards as adopted by the European Union (*). These exclude several provisions of the IAS 39 as approved by IASB regarding hedge accounting.

The entry into force of standards with mandatory application after 1 January 2010, in particular the annual improvements to IFRSs (April 2009) and the amendment to IAS 39 regarding the terms of a cash flow hedge and the hedging of inflation risk, had no significant impact on the financial statements as at 31 December 2010.

The Bank did not anticipate the implementation of new standards, amendments or interpretations adopted by the European Union when their implementation was only optional in 2010.

Within the context of IFRS application, the main areas of estimates relate to credit risk assessment. Except these aspects, the CEB’s nature of operations do not necessitate, in terms of judgement and valuation complexity, significant estimates or defining assumptions in preparing the financial statements. However, economic and demographic assumptions are used to value the post-employment social commitments.

2. Financial assets and liabilities

2.1. Foreign currency transactions

The financial statements are presented in euros.

Monetary assets and liabilities denominated in foreign currencies are translated into euros (CEB’s functional currency) at the market exchange rate applicable at the end-date of the accounting period. Exchange variations resulting from this translation are accounted for in the income statement.

Non-monetary assets denominated in foreign currencies, particularly shares and other variable-yield securities which are classified as “Available-for-sale financial assets” are translated into euros at the exchange rate applicable at end-date except if this financial asset is subject to a fair value hedge for the foreign exchange risk. In such case, exchange variations resulting from translation into euros are recorded under equity and are accounted for in the income statement only at the disposal of the security, or in the eventuality of its depreciation.

Forward currency transactions are valued at market value by using the forward exchange rate applicable for the remaining period for the currency concerned. Exchange spot positions are valued at the spot exchange rate at the end of the period. The resulting exchange differences are recorded in the income statement.

(*) A complete reference guide of standards adopted within the European Union is available on the European Commission website:

http://ec.europa.eu/internal_market/accounting/ias/standards_en.htm

FINANCIAL STATEMENTS 2010

2.2. Loans

The category “Loans and advances to credit institutions and customers” consists of non-derivative financial assets with fixed or determinable payments non-quoted on an active market and that are nor held for trading, neither intended to be sold when granted.

The item “Loans” under category “Loans and advances to credit institutions and customers” include loans granted by the Bank.

The item “Advances” under category “Loans and advances to credit institutions and customers” consist of advances repayable on demand with credit institutions (except central banks) and interbank advances granted by CEB. Advances repayable on demand with credit institutions allow settling and receiving payments from financial transactions related to its activities.

Loans given out by the Bank are first recorded at their market value which in general is the equivalent of the net amount initially disbursed.

Thereafter, loans are valued at amortised cost and interest calculated on the basis of the global effective interest rate method.

Financing commitments are recorded in the off-balance sheet for the amount not yet used.

In application of IAS 39, within the ambit of fair value hedge transactions, the loan book value is adjusted for the profits or losses relative to the hedged risk.

2.3. Securities

Securities held by the Bank are classified under two categories:

- Financial assets held to maturity

The category “Financial assets held to maturity” includes securities at fixed income and fixed maturity that the Bank has the intention and ability to hold to maturity.

After acquisition, securities classified under this category are accounted for at amortised cost in accordance with the effective interest rate method, which includes the amortisation of the premium or discount equivalent to the difference between their purchase price and their reimbursement value.

Income from these securities is recorded under the heading “Interest and similar income” in the income statement.

- Available-for-sale financial assets

The “Available-for-sale financial assets” category includes fixed income or variable-yield securities which do not fall under the previous category.

Securities under this category are initially valued at their market value inclusive of transaction charges. At end-date, securities are valued at their market value, and whose variations, exclusive of accrued income are presented under a specific heading in equity “Gains or losses recognised directly in equity”, except for securities covered by a fair value hedge. In such case, the profits and losses relative to hedged risks are recorded in the income statement under the same heading as the changes in value of hedging instrument, in conformity with IAS 39.

At the disposal, maturity or depreciation of the securities (in cases of durable depreciation), these deferred gains or losses, previously recorded under equity, are accounted for in the income statement under the heading “Net gains or losses from available-for-sale financial assets”.

Income from fixed income securities under this category, which is accounted for on the basis of the effective interest rate method, is presented under the heading “Interest and similar income” in the income statement. Dividends received from variable-rate securities are recorded under the aggregate “Net gains or losses from available-for-sale financial assets”.

- Date and accounting criteria

Securities classified under the two categories above are recorded at the trade date.

FINANCIAL STATEMENTS 2010

2.4. Depreciation of financial assets

- Financial assets valued at amortised cost

Depreciation of loans and financial assets held to maturity is accounted for when there is an objective indication of a measurable loss in value following an event that occurred after loan approval or security purchase. These principles also apply to provisions relating to financing commitments.

Any observable data being related to the following events represents an objective indication of a loss in value:

- the existence of at least a three month unpaid amount;

- awareness or observation of significant financial difficulties of the counterparty leading to the conclusion of a proven existing risk, whether an unpaid amount has been noted or not;

- the concessions yielded with the terms of the loans, which would not have been granted without financial difficulties of the borrower.

The amount of provision is equivalent to the difference between the book value of the asset and the present value of estimated future recoverable cash flows, taking into account guaranties, discounted at the financial asset’s original effective interest rate. Changes in value of such depreciated assets are recorded under the heading “Cost of risk” in the income statement.

After the asset depreciation, a theoretical revenue from asset’s net book value, calculated on the basis of the original effective interest rate used for discounting the estimated future cash flows, is recorded in the income statement under the heading “Interest and similar income”. Loan depreciation is recorded in a separate provision account, thus reducing its original value recorded under assets.

Provisions related to a financing commitment, a guaranty or litigation are recorded under liabilities.

- Available-for-sale financial assets

At CEB, “Available-for-sale financial assets”, mainly composed of fixed income securities, are depreciated on an individual basis by counterparty of income statement in case of an objective indication of durable depreciation resulting from one or more events subsequent to the purchase.

Criteria for depreciation of these securities are similar to those applied for depreciation of financial assets valued at amortised cost.

A depreciation of a fixed income security is recorded under the income statement heading “Cost of risk” and may be released in case of subsequent improvement of security’s market value.

2.5. Debt securities in issue

Securities issued by CEB qualify as debt instruments by reason of a contractual obligation for the Bank to settle their holder.

Debt securities in issue are initially recorded at their issuance value inclusive of transaction charges and are subsequently valued at their amortised cost by using the effective interest rate method.

In application of IAS 39, within the ambit of fair value hedge transactions, the book value of issues is adjusted for the profits or losses relative to the hedged risk.

FINANCIAL STATEMENTS 2010

2.6. Derivative instruments

All derivative instruments are accounted for in the balance sheet at trade date at their transaction price. At end-date they are revalued at their market value.

Derivatives are classified under two categories:

- Transaction derivatives

Derivative instruments are by default considered to be transaction instruments, except if they can qualify as hedging instruments. They are recorded in the balance sheet under the heading “Financial assets at fair value through profit or loss” in cases of positive market value and under the heading “Financial liabilities at fair value through profit or loss” when the market value is negative. Profits or losses are recorded in the income statement under the heading “Net gains or losses from financial instruments at fair value through profit or loss”.

- Derivatives and hedge accounting

Fair value hedge is used by the Bank to cover namely the interest rate risk of assets and liabilities with fixed interest rate, for identified financial instruments (loans, available for sale assets, issues and borrowings).

In order to qualify a financial instrument as hedging derivative, the Bank keeps information on the hedge from its initial application. This information specifies the designated asset or liability, the hedged risk, the type of derivative instrument used and the evaluation method which will be employed in assessing the retrospective and prospective effectiveness of the hedge.

The derivative instrument designated as hedge has to be highly effective in order to compensate for the value variations resulting from the hedged risk; this effectiveness has to be ensured from the hedging’s initial application and subsequently throughout its life.

In the case of fair value hedge relationship, derivatives are revalued in the balance sheet at their fair value, whilst fair value variations are recorded in the income statement under the heading “Net gains or losses from financial instruments at fair value through profit or loss”, symmetrically to the revaluation of the instrument hedged for the estimated risk. In the balance sheet, in the case of hedging relationship of identified assets or liabilities, revaluation of the hedged item is accounted for in conformity with the classification of the instrument hedged. The impact recorded in the income statement represents the eventual ineffectiveness of the hedge.

In cases where a hedge is interrupted or it no longer satisfies the effectiveness tests, hedging derivatives are transferred to the trading portfolio and accounted for in accordance with the policies applicable to this category. In the case of interest rate instruments initially identified as hedged, the revaluation amount with respect to these instruments recorded in the balance sheet is amortised at the effective interest rate for its residual life duration. If the hedged items no longer figure in the balance sheet, particularly due to early redemption, this amount is immediately transferred to income statement.

2.7. Fair value assessment

The financial assets and liabilities under categories “Financial instruments at fair value through profit and loss”, “Hedging derivative instruments” and “Available-for-sale financial assets” are valued and recorded at their market value. The market value is equivalent to the amount for which an asset could be exchanged, or a liability settled, between knowledgeable, willing parties in an arm’s length transaction.

Securities held are quoted on an active market. The quoted prices are used to determine their market value.

Derivative instruments (foreign exchange, interest rate and currency swaps) are valued by using observable parameters on the basis of valuation models commonly accepted (discounted cash flow method, Black and Scholes model, interpolation techniques).

FINANCIAL STATEMENTS 2010

2.8. Interest income and expense

Interest income and expense are recognised in the income statement for all the financial instruments using the effective interest rate method.

The effective interest rate is the rate that discounts exactly the estimated future cash payments or receipts through the expected life of the financial instrument to the net book value of the financial asset or liability. This calculation includes commissions paid or received, when similar to interests, transaction charges and all premiums and discounts.

2.9. Cost of risk

In terms of credit risk, cost of risk includes net depreciation provisions related to loans, fixed income securities, net depreciation charges related to financing commitments and guaranties given, losses on irrecoverable receivables and recoveries of amortised receivables. Charges for litigations inherent to banking activity are also accounted for in cost of risk.

3. Fixed assets

Fixed assets recorded in the Bank’s balance sheet include tangible and intangible operating assets.

The fixed assets are recorded at their purchase price, to which, expenses directly connected are added.

Depreciation is calculated according to the estimated useful life of the asset expected by the Bank using the straight-line method, the residual value of the asset being deducted from its depreciable basis.

At every end-date, fixed assets are valued at their amortised cost (cost less depreciation and any possible impairment) and in which case, an accounting adjustment is carried out with respect to the duration of the useful life and the residual value.

- Tangible assets

The following is the breakdown of the “building” part of the operational premises, every element being depreciated according to its own useful life:

– Main works	50 years
– Façade and roofing	50 years
– General and technical installations	10 years
– Fixtures and fittings	10 years

Land is not depreciated. The other tangible fixed assets are depreciated according to the following durations:

– Fittings and furniture	10 years
– Vehicles	4 years
– Office and IT equipment	3 years

- Intangible assets

Intangible assets (IT software) are amortised by using the straight-line method over either 1 year (office software) or 5 years (application software).

FINANCIAL STATEMENTS 2010

4. Post-employment staff benefits

The Bank’s pension scheme is a defined benefit scheme, funded by contributions made both by the Bank and by the employees. Benefits are calculated based on the number of years of service and a percentage of the basis remuneration of the last year of service.

The other two post-employment benefit schemes (possibility for retired staff to maintain the medical insurance if they wish so and fiscal adjustment) are likewise defined benefit schemes.

These schemes, which are valued and for which provisions are set up, represent a commitment on the part of the Bank.

In conformity with IAS 19, actuarial valuations are carried out on these commitments, taking into account both financial and demographic assumptions.

The amount of the provision in relation to these commitments is determined by an independent actuary in accordance with the projected unit credit method.

The Bank applies the “corridor” method to calculate changes in the level of its actuarial variations relating to post-employment benefits. This method leads to the amortisation, in the income statement, of the actuarial variances over the average number of expected average remaining working lives of the beneficiaries when it exceeds 10% of the discounted value of the commitment.

5. Selective Trust Account (STA)

The Selective Trust Account aims at providing rate subsidies for loans or donations granted by the Bank in favour of eligible countries such as those defined by the Administrative Council. Its general operating principles are confirmed by the Resolution 1522 (2009) approved by the Administrative Council on 20 November 2009.

The STA essentially targets population groups such as:

Priority target groups:	- refugees, displaced populations, migrants
- populations victims of natural or ecological disasters

Vulnerable target groups:	- populations below the poverty threshold (less than 60% of median national income)

- abandoned children and disabled persons

- ethnic minorities

- Interest rate subsidies

A project financed by the Bank, may, upon the Governor’s proposal, be granted rate subsidies relative to the STA following approval by the Administrative Council. The resources of the STA are used for projects with a high social value, in eligible countries.

- Donations

Donations are aimed at funding projects that correspond to priority objectives in favour of priority or vulnerable target groups, within eligible countries.

The Account is funded with allocations perceived from the Bank’s Member States, through dividends of a social nature allocated upon appropriation of the Bank’s result. It may also be funded by voluntary contributions from the Bank’s Member States and the Council of Europe.

Interest rate subsidies and donations are subject to approval by the Bank’s Administrative Council.

Donations are granted to the beneficiaries and interest rate subsidies are recorded in the income statement under “Interest and similar income” and are spread over the life of the respective loans.

References to the Selective Trust Account can be found in an appendix note (Note J).

FINANCIAL STATEMENTS 2010

6. Related parties

With respect to IAS 24, the Bank does not control any entity and has no share investments. Moreover, the Bank is not a subsidiary of any entity. The financial statements are not affected by related party relationships.

7. Compensation for chairpersons and appointed officials

The Articles of Agreement of the CEB lay down that the organisation, administration and supervision of the Bank are divided between the following organs:

–	the Governing Board
–	the Administrative Council
–	the Governor
–	the Auditing Board.

The Governing Board and the Administrative Council each consist of a Chairperson and one representative appointed by each Member State. A Vice-Chairperson is elected among the members of each Body. The Chairperson of the Governing Board and the Chairperson of the Administrative Council are elected by the Governing Board for a 3-year term, and may be re-elected for a further 3-year term. The annual allowances of the Chairpersons and the Vice-Chairpersons are fixed by the Administrative Council for the duration of their terms of office.

The Governor is appointed by the Governing Board for a 5-year term and may be re-appointed. He is assisted by the Vice-Governor Delegate and two other Vice-Governors. They are appointed by the Governing Board upon the Governor’s proposal, for a 5-year term and may be re-appointed. Their emoluments are fixed by the Administrative Council, within the framework of the approval of the annual budget of the Bank.

By Resolution 384 (2010) dated 26 November 2010, the Governing Board has amended the CEB’s Articles of Agreement such that in the future, the Vice-Governors will be appointed by the Governing Board based on a proposal from the Governor, following an opinion on conformity from the Administrative Council and after consultation with the members of the Governing Board. In addition, in the future the Governor and the Vice-Governors will be appointed for a 5-year term that is renewable once.

In summary, the gross compensation for the CEB’s Chairpersons and Appointed Officials is analysed as follows:

		In thousand euros

	2010	2009
Office allowances
Chairperson of the Governing Board (*)		45
Chairperson of the Administrative Council	45	45
Vice-Chairperson of the Governing Board (**)	0.5	3
Vice-Chairperson of the Administrative Council	6	6

Emoluments
Governor	331	325
Vice-Governor Guglielmino	267	262
Vice-Governor Ruiz-Ligero	252	247
Vice-Governor Tarafás	252	247

(*) The	seat of the Chairperson of the Governing Board was vacant in 2010.

(**) Allowances of € 500 are paid monthly. The Vice-Chairperson of the Governing Board, whose term ended at the end of November 2010, has waived her allowances.

FINANCIAL STATEMENTS 2010

CEB’s Chairpersons and Elected Officials do not receive any stock options or any other kind of bonus. At the end of their mandate, the Governor and Vice-Governors receive either a retirement pension or a tax exempt temporary allowance equivalent to 40% up to 50% of their last basic salary, for a maximum of 3-year period. This allowance is limited in a way that its amount, cumulated with other possible emoluments, does not exceed, in any case, the amount of the last basic salary received from the CEB.

In addition, the Governing Board, by its Resolution 383 (2010), has decided to abolish this allowance pay for the new officials (Governor and Vice-Governors) appointed for the first term after 30 March 2010, the date of its adoption.

The Governor and Vice-Governors are affiliated to the medical cover and pension scheme of the CEB.

8. Taxation

The Third Protocol to the General Agreement on Privileges and Immunities of the Council of Europe states that the Bank’s assets, income and other property are exempt from all direct taxes.

FINANCIAL STATEMENTS 2010

Note B - Financial risk and capital management

Within the context of its project financing activities and treasury management, the CEB is exposed to four main types of risks: credit risk, market risk, liquidity risk and operational risk.

This Note gives information about the Bank’s exposure to these different types of risks, as well as about the objectives, policies and procedures which enable it to assess and manage such risks, and about capital management.

Risk management and control are of paramount importance to the creditworthiness of a financial institution. Therefore, the CEB regularly reviews its risk management and monitoring procedures on the basis of the principle of methodology continuity in order to comply with best banking practices.

As a supranational financial institution, the CEB is not subject to the regulatory ratios of its Member States, the Basel Committee’s recommendations or European Union directives. Nonetheless, the CEB uses these regulations as a point of reference in its risk management and control policy.

The Bank’s administrative bodies have overall responsibility for defining and overseeing the risk management framework.

- Decision-making committees

The Governor has created a number of decision-making committees which are responsible for defining and monitoring risk management policies in their respective fields. The Governor chairs all these committees.

— The Risk Committee is the cornerstone of the Bank’s credit risk management framework. Risk management policies are established to identify and analyse the risks faced by the Bank, to set the appropriate risk limits and controls and to monitor the respect of those limits. The Risk Committee meets weekly to take decisions based on the Risk Management Department’s analyses and recommendations.

— The Funding Committee addresses on a quarterly basis the funding strategy and the pricing policy. On the basis of the Bank’s estimated liquidity requirements and in conformity with the annual levels of debt authorised by the Administrative Council, and following proposal by the Governor, it also decides on the strategy relating to debt issuances (amounts, currencies, conditions and schedule).

— The Finance Committee reviews on a weekly basis all aspects of the Bank’s financial activity (cash management, debt, trends on the financial markets, liquidity).

— The ALM Committee decides on the Bank’s asset and liability management strategy. It takes the necessary decisions with regard to financial risks on the basis of the Bank’s quarterly ALM report and in accordance with the financial policies approved by the Administrative Council.

— The Committee for Operational Risks and Organisation (CORO) validates the Bank’s security policy and takes decisions relating to operational risk. It meets annually.

- The reporting on credit risk management

On a weekly basis, the members of the Risk Committee are informed about the Bank’s exposure to credit risk. In addition, a quarterly Risk Management Report (credit, market, operational risks) is sent to the members of the Administrative Council. Lastly, the Governor’s Annual Report includes an extensive chapter on risk management at the Bank as well as providing detailed information on its exposure at the end of the financial year.

1.	Credit risk

- Overview of the assessment process

Credit risk is defined as the risk of loss which may occur if a counterparty fails to meet its contractual obligations, and arises principally from financing project and treasury activities.

The Risk Management department identifies, assesses and manages all credit risks arising from the CEB’s activities, whether loans, deposits, securities or derivatives. For all potential projects, the Department analyses the operation on the basis of the counterparty’s creditworthiness, the outstanding transactions with the counterparty as well as the country risk and, if necessary recommends credit enhancement measures (guarantees). Furthermore, the Risk Management department monitors compliance with portfolio management policies (loans, securities, derivatives) on a continuous basis, as well as overseeing the Bank’s large exposures.

FINANCIAL STATEMENTS 2010

The outstanding approval process: The procedure for approving new transactions makes the distinction between project financing and treasury operations. When the Directorate General for Loans has identified a project, the Risk Management department assesses the transaction and assigns an internal rating. Then, the Risk Committee approves, modifies or refuses the limits proposed. Lastly, the project is submitted to the Administrative Council for its approval.

With reference to the transactions carried out by the Financial Directorate, the Administrative Council establishes the framework for such financial operations on the basis of the definition of the Bank’s investment policy. The Risk Management department assesses the different counterparties, assigns internal ratings, proposes limits and submits them to the Risk Committee which approves, modifies or refuses the limits.

The process of limits’ assignment: at the request of operating divisions, the Risk Management department establishes limits for the counterparties, which the Risk Committee validates. These limits are reviewed annually, unless it is necessary to do so within a shorter period of time. Limits are established at their nominal value.

The rating process: two types of internal ratings are assigned: counterparty ratings and transaction ratings. In accordance with best banking practices, the Risk Management department assigns an internal rating to all counterparties based on analyses carried out on site or in-house. The internal rating scale ranges from 1 to 10, 10 being the best grade. Each internal rating corresponds to a rating on the scale used by international rating agencies (e.g.10 = AAA, 9.5 = AA+).

The internal counterparty rating is based on qualitative and quantitative criteria. When the international ratings agencies have assigned ratings, the internal rating takes them into account, in combination with other criteria. The Bank has developed its own scoring models which make it possible to apply different ratios depending on the type of counterparty (sovereign, regional or local authority, financial institution, corporate). Specific internal rating grids are used when counterparty has not been rated by an international rating agency.

The internal transaction rating, given for project financing operations only, is based on the internal counterparty rating. If applicable, it also takes into account credit enhancement measures (collaterals, guarantees, letter of comfort, assignment of receivables as well as any other structures that reduce the final risk).

The Bank has established a methodology for validating the internal rating system, based on an analysis of the difference between its own internal rating and that of the international rating agencies. Any difference of more than two notches between the two systems will automatically lead to a total revision of the internal rating.

According to international rating agencies, a rating which is equal to or higher than Baa3/BBB-, is investment grade and, if it is equal to or lower than Ba1/BB+, is below investment grade (BIG).

- Overview of total Credit risk exposure

The risk exposure represented by all of the Bank’s transactions (loans, financing commitments, deposits, securities, derivatives), excluding accrued interest at 31 December 2010 and 31 December 2009 is shown in the table below. With reference to the loan portfolio, credit enhancement measures have been taken into account.

					in million euros
	2010				2009
	AAA/AA	A/BBB	BIG	TOTAL	AAA/AA	A/BBB	BIG	TOTAL
Loans	4 706	5 154	2 128	11 988	5 213	5 280	1 706	12 198
Financing commitments	603	1 920	1 480	4 003	825	1 555	1 176	3 556
Placements	1 215	368		1 583	1 316	353		1 668
Securities	6 496	1 977		8 473	5 683	1 313		6 996
Swap - add on	679	205		884	678	190		868
Forex	11			11	14	8		23
Swap coll - net present value not covered	122	19		141	19	4		23

TOTAL	13 832	9 643	3 608	27 084	13 748	8 703	2 882	25 333

Rating as recommended by the Basel Committee (second best rating), and, when not rated by international rating agencies, internal rating

FINANCIAL STATEMENTS 2010

- Loan portfolio

At 31 December 2010, compared to 2009, loans outstanding fell by -1.8% to € 12.0 billion. In 2010 no other delay or missed payments have been recorded.

As is the case for other multilateral financial institutions, the Bank’s policy is not to reschedule debt agreements (capital or interest on loans).

Credit enhancements in the loans outstanding

At end December 2010, credit enhancements in the loan portfolio allowing for a 100% risk transfer reach € 3.2 billion vs. € 2.7 billion at end 2009. Credit enhancements are broken down into guarantees for € 2.7 billion and collateral (securities) for € 0.5 billion. As shown in the table below, loans outstanding rated investment grade stand for 82% of total loans (vs. 86% at end 2009).

The overall impact of credit enhancements on the Bank’s risk profile is shown below:

					in million euros
	2010				2009
	before		after		before		after
	Amount	%	Amount	%	Amount	%	Amount	%
AAA/AA	3 532	29%	4 706	39%	4 168	34%	5 213	43%
A/BBB	6 180	52%	5 154	43%	6 181	51%	5 280	43%
BIG	2 276	19%	2 128	18%	1 849	15%	1 706	14%
TOTAL	11 988	100%	11 988	100%	12 198	100%	12 198	100%

Rating as recommended by the Basel Committee (second best rating), and, when not rated by international rating agencies, internal rating

Only 5.9% of total loans outstanding are not rated by international rating agencies. Internal ratings for these counterparties are in the range of 1.5 to 9.5.

Breakdown of loans outstanding by counterparty type

Credit risk mitigation techniques brought about a sector reallocation. Thus, sovereign counterparties’ outstanding increased by +31%.

					in million euros
	2010				2009
	AAA/AA	A/BBB	BIG	TOTAL	AAA/AA	A/BBB	BIG	TOTAL

States	919	2 203	1 852	4 974	938	2 346	1 453	4 738
Public administrations	1 037	543	9	1 589	915	406	12	1 333
State financial institutions	228	0	0	228	268	0	0	268
Special financial institutions	617	100	43	760	728	120	31	878
Other banks	1 882	2 208	24	4 114	2 292	2 307	57	4 656
Non financial institutions	23	100	200	323	73	100	152	324

TOTAL	4 706	5 154	2 128	11 988	5 213	5 280	1 706	12 198

Rating as recommended by the Basel Committee (second best rating), and, when not rated by international rating agencies, internal rating

FINANCIAL STATEMENTS 2010

Breakdown of the loans outstanding with the 10 main borrowers, by type and rating

	in million euros
		2010						2009
		AAA/AA	A/BBB	BIG	TOTAL	%		AAA/AA	A/BBB	BIG	TOTAL	%
1	STATE A		1 136		1 136	9%	STATE A		1 048		1 048	9%
2	STATE B			765	765	6%	STATE D			648	648	5%
3	STATE C	639			639	5%	STATE B			633	633	5%
4	STATE D			616	616	5%	STATE C	560			560	5%
5	STATE E		529		529	4%	Other bank A	555			555	5%
6	Other bank A	463			463	4%	STATE E		513		513	4%
7	Other bank B		285		285	2%	Other bank C		352		352	3%
8	Specialized	280			280	2%	STATE F		343		343	3%
	financial
	institution
9	STATE F			271	271	2%	Other bank D		332		332	3%
10	STATE G		267		267	2%	Other bank B		318		318	3%
	Sub-total	1 382	2 216	1 652	5 251	44%	Sub-total	1 115	2 907	1 280	5 302	43%
	Others	3 324	2 938	476	6 737	56%	Others	4 098	2 373	425	6 896	57%

	TOTAL	4 706	5 154	2 128	11 988	100%	TOTAL	5 213	5 280	1 706	12 198	100%

Rating as recommended by the Basel Committee (second best rating), and, when not rated by international rating agencies, internal rating

- Financing commitments

Total financing commitments rose by 13% from € 3.6 billion at end 2009 to € 4.0 billion at end 2010. The breakdown by rating group is shown in the table below:

	in million euros
			Change
	2010	2009	2010-2009
AAA/AA	603	825	-27%
A/BBB	1 920	1 555	24%
BIG	1 480	1 176	26%

TOTAL	4 003	3 556	13%

Rating as recommended by the Basel Committee (second best rating), and, when not rated by international rating agencies, internal rating

- Securities portfolios

The CEB manages two securities portfolios: financial assets held to maturity and available-for-sale financial assets. The securities are primarily denominated in euro: 97% at end 2010 rose from 94% at end 2009. The breakdown of the nominal value of these securities by rating as at 31 December 2010 and 31 December 2009 is shown in the table below:

	2010					2009
	AAA	AA	A	BBB	Total	AAA	AA	A	Total

Available-for-sale financial assets	1 513	3 161	1 687	-	6 361	1 106	2 660	1 233	4 999

Financial assets held to maturity	1 397	426	280	10	2 113	1 527	391	80	1 998

TOTAL	2 910	3 587	1 967	10	8 473	2 633	3 050	1 313	6 996
	34%	42%	23%	0,1%	100%	38%	44%	19%	100%

Rating as recommended by the Basel Committee (second best rating), and, when not rated by international ratings agencies, internal rating

FINANCIAL STATEMENTS 2010

Breakdown by country of issuers of the securities in the two portfolios

	in million euros
	2010		2009

Financial Assets Held to Maturity
France	1 317	62%	1 417	71%
Spain	245	12%	50	3%
Portugal	200	9%	200	10%
Italy	161	8%	161	8%
Germany	145	7%	125	6%
Other countries	45	2%	45	2%
Sub-total	2 113		1 998

Available-for-Sale Financial Assets
France	1 021	16%	1 014	20%
Netherlands	925	15%	639	13%
Germany	923	15%	183	4%
United States	774	12%	768	15%
Norway	507	8%	339	7%
Other countries	2 211	35%	2 057	41%
Sub-total	6 361		4 999

TOTAL	8 473		6 996

- Derivatives

The CEB uses Interest Rate Swaps (IRS) and Currency Interest Rate Swaps (CIRS) to hedge market risk on its financing operations, portfolio of available-for-sale financial assets and bond issuances.

Derivative transactions, in all cases, require prior credit clearance of the counterparty by the Risk Committee and prior signature of a framework agreement (for example, the ISDA Master Agreement). In addition, for transactions with a maturity of over five years, the counterparty must have a minimum AA rating or have signed a CSA (Credit Support Annex) collateral agreement with the CEB.

Within the context of swap transactions, the CEB signed with all of its counterparties the collateral agreement (CSA). At end 2010 as at end 2009, the entire of the outstanding derivatives was collateralised.

All swap transactions are valued at their net present value and positions per counterparty are monitored daily so that additional margin calls can be made if necessary. Within the context of swap transactions, the CEB may receive cash deposits and/or triple-A rated securities (US, German and French bonds) as collateral for derivatives.

Breakdown of the nominal value of swaps instruments by maturity

	in million euros
	2010					2009
	less than 1 year	1 to 5 years	5 to 10 years	10 years or more	TOTAL	less than 1 year	1 to 5 years	5 to 10 years	10 years or more	TOTAL

TOTAL (a)	4 205	12 174	5 092	1 408	22 878	1 917	12 708	4 639	1 251	20 515

CURRENCY	3 402	11 550	2 617	662	18 231	1 818	11 234	3 206	722	16 980

INTEREST-RATE	803	623	2 475	746	4 647	99	1 474	1 434	529	3 535

thereof: collateralised (b)	4 205	12 174	5 092	1 408	22 878	1 917	12 708	4 639	1 251	20 515

(b)/(a)	100%	100%	100%	100%		100%	100%	100%	100%

- Large exposures/Concentration

Large exposure is the overall exposure (loans, securities, deposits, derivatives and firm financing commitments) to a counterparty (or group of connected counterparties) exceeding 10% of sound capital.

For this purpose, the CEB defines sound capital as paid-in capital, reserves, gains or losses recognised directly in equity, as well as profit plus uncalled capital in triple-A or double-A rated member countries (according to second best rating by the agencies Moody’s, Standard & Poor’s and Fitch Ratings).

FINANCIAL STATEMENTS 2010

In line with the Basel Committee recommendations and European Union directives, the CEB ensures that no counterparty (or group of connected counterparties) exceeds the limit of 25% of sound capital as defined above, and that the cumulative total of large exposures does not exceed 800% of said capital.

As at 31 December 2010, no counterparty exceeded the limit of 25% of the CEB’s sound capital (as in 2009) and only six groups and two counterparties overstepped 10%. The total outstanding on these counterparties came to € 4.8 billion, i.e. 114% of the Bank’s sound capital (end 2009, € 4.6 billion, 110%) on an 800% limit. In accordance with current banking practice, sovereign risks are not included for this analysis.

2.	Market risk

- Interest rate and currency risk

Market risk includes, in particular, the risk of a loss being incurred as a result of an adverse fluctuation in interest or exchange rates.

The Bank is exposed, within the ambit of its ordinary operations (loans, borrowings, treasury operations) to interest rate and currency risks. The key principle adopted is a systematic hedging of positions, in order to maintain interest rate risks and currency risks as low as possible. The Bank manages its overall balance sheet at variable rates (except for its held-to-maturity assets portfolio), either directly or through a hedging swap.

The Bank therefore resorts to derivatives, mainly currency exchange and interest rate contracts. The Bank uses these instruments within the ambit of micro-hedging or macro-hedging operations:

-	Micro-hedging operations: derivatives used to hedge market risk deriving from a specific element of the asset (loan, security) or the liability (borrowing)

-	Macro-hedging operations: derivatives used to cover global market risks measured through balance sheet evaluation.

At 31 December 2010, as at 31 December 2009, currency exchange and interest rate contracts are exclusively used as micro-hedging.

Due to this strategy adopted, the interest rate risk in the Bank’s balance sheet is limited to the amount of held-to-maturity financial assets portfolio. This portfolio is equivalent in volume to the sum of equity, the Selective Trust Account and of provisions for post-employment social commitments.

Interest rate risk and currency risk are measured and followed-up by the ALM Department, placed under the authority of the Chief Financial Officer.

The ALM Department regularly issues a report on the interest rate, currency and liquidity risks incurred by the Bank. This report analyses on one hand, the consequences of a fluctuation in the interest rates and EUR/USD parity exchange on the Bank’s economic value. It also produces an analysis on the projected liquidity situation.

If necessary, the ALM Department informs about effective or projected limit overrun and proposes actions to the ALM Committee in view of restraining the nature and amount of identified risks.

At any time, the ALM Department may call for an extraordinary meeting of the ALM Committee in case of an exceptional situation.

- Currency risk

In terms of currency risk, the CEB’s strategy is to tend toward zero risk. To this end, the Bank must cover all exposure to currency risk, since residual risk stems out of cumulated results in currencies others than the euro. Such a risk is systematically hedged on a monthly basis. At the end of each month, the Bank issues an accounting statement of its results by currency and converts into euro any countervalue position exceeding €1 million through spot currency purchase or sale.

FINANCIAL STATEMENTS 2010

In thousand euros

Breakdown by currency	Assets	Liabilities	Derivative instruments	Net position 2010	Assets	Liabilities	Derivative instruments	Net position 2009
Euro	22 508 945	7 160 149	(15 415 139)	(66 343)	20 504 503	6 368 186	(16 139 523)	(2 003 206)
Japanese Yen	135 645	168 345	33 791	1 091	142 955	168 061	25 874	768
US Dollar	787 270	10 762 415	9 975 375	230	961 692	11 168 067	10 207 164	789
Pound Sterling	44 525	1 350 971	1 306 565	119	45 587	1 199 030	1 153 474	31
Hungarian Forint	224 257	842	(223 361)	54	232 264	964	(231 245)	55
Other currencies	1 020 364	5 278 284	4 258 180	260	843 579	3 826 272	2 982 887	194
Total	24 721 006	24 721 006	(64 589)	(64 589)	22 730 580	22 730 580	(2 001 369)	(2 001 369)

The table above shows that exposure to residual exchange rate, after taking into account hedging instruments is not significant.

- Interest rate risk

Interest rate risk management

Interest rate risk can affect the profitability or the economic value of the Bank according to interest rate fluctuations. This risk mainly stems from de-synchronisations of rate type (fixed vs. floating) or rate index (Euribor vs. Libor…) between assets and liabilities.

The ALM Department measures this risk in volume (interest rate gap), in margin (Net interest margin sensitivity) and in value (Net Present Value sensitivity).

The Bank neutralizes interest rate fluctuations on its margin by matching assets and liabilities in terms of rate characteristics. In particular, the Bank invests its equity in held-to-maturity financial assets. This portfolio comprises fixed rate securities, generally long-term ones, denominated in euros and issued by countries or similar institutions with a minimal rating of AA or Aa2 at the time of purchase.

The amounts allocated to the Selective Trust Account and the provisions for post-employment social commitments are also invested in held-to-maturity portfolio.

Appraisal of interest rate risk hedging

The table below comprises the overall CEB’s balance sheet operations. It provides a static view of interest rate risk and its hedging, as at the end-date of the accounting period, through a breakdown of assets and liabilities by interest rate type (fixed rate and variable rate). It outlines the hedging effect of interest rate risk.

Breakdown of 2010 outstanding balances by interest rate type and interest rate risk hedging evaluation

In thousand euros

Interest rate type	Before hedging			Hedging financial instruments			After hedging
	Outstanding	Accrued Interest	Total	Outstanding	Accrued Interest	Total	Outstanding	Accrued Interest	Total
ASSETS
Fixed rate	9 545 710	102 311	9 648 021	-2 844 033	461 245	-2 382 788	6 701 677	563 556	7 265 233
Scheduled outstanding	7 249 842	102 311	7 352 153	-2 844 033	461 245	-2 382 788	4 405 809	563 556	4 969 365
Non scheduled outstanding	2 295 868	0	2 295 868	0	0	0	2 295 868	0	2 295 868
Variable rate	14 640 285	22 726	14 663 011	2 786 663	6 099	2 792 762	17 426 948	28 825	17 455 773
Total assets	24 185 995	125 037	24 311 032	-57 370	467 344	409 974	24 128 625	592 381	24 721 006
LIABILITIES
Fixed rate	-22 750 528	-461 302	-23 211 830	18 302 991	-38 207	18 264 784	-4 447 537	-499 509	-4 947 046
Scheduled outstanding	-18 326 694	-461 302	-18 787 996	18 302 991	-38 207	18 264 784	-23 703	-499 509	-523 212
Non scheduled outstanding	-4 423 834	0	-4 423 834	0	0	0	-4 423 834	0	-4 423 834
Variable rate	-1 435 541	-304	-1 435 845	-18 306 607	-31 508	-18 338 115	-19 742 148	-31 812	-19 773 960
Scheduled outstanding	-537 967	-304	-538 271	-18 306 607	-31 508	-18 338 115	-18 844 574	-31 812	-18 876 386
Non scheduled outstanding	-897 574	0	-897 574	0	0	0	-897 574	0	-897 574
Total liabilities	-24 186 069	-461 606	-24 647 675	-3 616	-69 715	-73 331	-24 189 685	-531 321	-24 721 006

The outstanding fixed-rate assets before hedging amounts to € 9 546 million, hedging instruments allow the exposure to drop to € 6 702 million.

Reciprocally, the fixed-rate liability exposure of € 22 751 million before hedging is reduced to € 4 448 million after hedging.

FINANCIAL STATEMENTS 2010

Sensitivity to interest rate risks

The ALM Department is studying the level of net interest margin for the coming year (2011) based on certain scenario assumptions of interest rate (+/- 10 bp, +/- 100 bp, +/- 200 bp).

Sensitivity measurement of the Net interest margin to interest rate risks

At 31 December 2010, the level of the short term market rates in the main currencies of reference, on which the scenarios of rate shocks are based, are unusually low. The stress test presented below is based on maintaining a uniform translation of 10 bp. Indeed, a downward shock of greater magnitude, combined with very low current interest rates, involves the application of interest rates close to zero and even negative in some cases. Maintaining a uniform translation of 10 bp ensures consistency between the obtained results and the particularly low rate environment.

 in thousand euros

	Parallel translation +10 bp	Parallel translation -10 bp
31/12/2010	-710	709

Net interest margin sensitivity measures the CEB’s exposure to interest rate risk, which is due to minor asymmetry between rate types and fixing frequency of the Assets and Liabilities.

This indicator is computed as the variation of net interest margin one year after the reporting date in the event of up-or downwards parallel shift of 10 bp applied to all interest rate curves.

This simulation of +/- 10 bp is implemented for each balance sheet item thanks to algorithms of a dedicated application program. Net interest margin sensitivity is measured dynamically on the perimeter of the balance sheet operations: we evaluate the expected interest margin (statically increased by upcoming productions) per month over the future year after the reporting date. Accordingly, the sensitivity of the net interest margin reflects both flows from the stock of operations and assumptions of aggregated renewal of the main balance sheet items. These renewals are indexed on the FWD rates calculated for the simulation.

Based upon balance sheet at 31 December 2010 and renewal assumptions, the net interest margin would increase by € 0.7 million if interest rates decreased by 10 bp. Conversely, the net interest margin would decrease by € 0.7 million if rates increased by 10 bp. The effect of the magnitude of the stress test on the net interest margin sensitivity is almost linear. The CEB is therefore slightly exposed to increase in interest rates.

FINANCIAL STATEMENTS 2010

3.	Liquidity risk

The Bank’s liquidity level needs to respect a prudential ratio of strengthened liquidity ratio (see prudential ratios).

The projected liquidity position is subject to a daily monitoring. It is supplemented by quarterly stress tests presented to the ALM Committee, based on borrower default scenarios.

The stress tests carried out forecast liquidity situation before and after anticipated prepayments. They calculate, in accordance with the Basel II logic and its differentiated approach to risk, borrower default on the basis of outstanding loans weighted by the probability of default rate published by rating agencies for a given maturity and rating class. An internal rating is assigned on counterparties non-rated by rating agencies.

The CEB also evaluates the financial impact of the crash scenario where the default probability applied to borrowers “below investment grade” is 100% without possibility of recovery.

In thousand euros

	Up to 1 month	1 to 3 months	More than 3 months up to 1 year	Current oustanding	1 to 5 years	More than 5 years	Non-current oustanding	Total
Assets
Cash in hand, balances with central banks	230 316			230 316				230 316
Available-for-sale financial assets	381 422	1 973 917	2 245 740	4 601 079	900 221	1 118 526	2 018 747	6 619 826
Loans and advances to credit institutions and to customers
Loans	81 033	300 085	1 519 076	1 900 194	5 745 111	5 705 221	11 450 331	13 350 525
Advances	1 540 477	5 019	7 537	1 553 033				1 553 033
Financial assets held to maturity	14 258	99 094	108 978	222 330	971 071	1 880 728	2 851 799	3 074 128
Total assets	2 247 505	2 378 115	3 881 332	8 506 952	7 616 403	8 704 474	16 320 877	24 827 828

Liabilities
Amounts owed to credit institutions and to customers	88 287	5 016	7 529	100 832				100 832
Debt securities in issue	1 559 572	79 476	3 138 274	4 777 322	13 710 601	3 484 850	17 195 450	21 972 772
Selective Trust Account (STA)	78 733			78 733				78 733
Total liabilities	1 726 592	84 492	3 145 803	4 956 887	13 710 601	3 484 850	17 195 450	22 152 338
Off-balance sheet
Financing commitments	88 063	300 000	1 223 937	1 612 000	1 990 533	400 281	2 390 814	4 002 814
Term financial instruments
To be received	1 373 349	101 930	2 981 160	4 456 440	14 533 412	2 774 714	17 308 125	21 764 565
To be paid	(1 734 034)	(45 944)	(2 509 421)	(4 289 399)	(13 119 631)	(2 491 017)	(15 610 648)	(19 900 047)
Off-balance sheet total	(272 622)	355 986	1 695 677	1 779 041	3 404 313	683 978	4 088 291	5 867 332
Liquidity position 2010	248 291	2 649 608	2 431 205	5 329 105	(2 689 885)	5 903 602	3 213 717	8 542 822

Assets
Cash in hand, balances with central banks	386 883			386 883				386 883
Available-for-sale financial assets	426 426	780 155	1 882 318	3 088 899	973 731	1 197 585	2 171 316	5 260 215
Loans and advances to credit institutions and to customers
Loans	19 563	416 358	1 822 422	2 258 343	5 970 924	5 095 179	11 066 103	13 324 446
Advances	1 669 007			1 669 007				1 669 007
Financial assets held to maturity	10 150	20 314	188 703	219 167	708 333	2 095 858	2 804 191	3 023 358
Total assets	2 512 029	1 216 827	3 893 443	7 622 299	7 652 988	8 388 622	16 041 610	23 663 909

Liabilities
Amounts owed to credit institutions and to customers	67 747			67 747				67 747
Debt securities in issue	1 738 068	243 035	1 044 352	3 025 455	13 279 759	3 176 000	16 455 759	19 481 214
Selective Trust Account (STA)	75 420			75 420				75 420
Total liabilities	1 881 235	243 035	1 044 352	3 168 622	13 279 759	3 176 000	16 455 759	19 624 381
Off-balance sheet
Financing commitments	10 618	185 709	1 419 106	1 615 433	1 549 198	391 117	1 940 315	3 555 748
Term financial instruments
To be received	1 740 761	538 631	1 165 743	3 445 135	13 451 849	3 371 905	16 823 754	20 268 889
To be paid	(1 879 661)	(534 859)	(927 943)	(3 342 463)	(13 785 847)	(3 232 621)	(17 018 468)	(20 360 931)
Off-balance sheet total	(128 282)	189 481	1 656 906	1 718 105	1 215 200	530 401	1 745 601	3 463 706
Liquidity position 2009	502 512	1 163 273	4 505 997	6 171 782	(4 411 571)	5 743 023	1 331 452	7 503 234

FINANCIAL STATEMENTS 2010

4.	Operational risk

The operational risk is the risk of direct or indirect loss resulting from inadequate or failed structures, procedures, people or systems as well as from external events.

By deliberately choosing to operate within the framework of the Basel Committee recommendations, the Bank has undertaken to assess constantly its operational risks and to implement the appropriate preventive measures. The Basic Indicator Approach (BIA) method is adopted to calculate operational risk charge against the Bank’s equity. The Bank calculates this charge on the basis of the average net banking income over the previous three years. At 31 December 2010, the charge amounted to € 20.0 million up from € 19.4 million at 31 December 2009.

5.	Capital management

In conformity with its Articles of Agreement (Article III), any European State (Member or non-Member State of the Council of Europe) and/or Europe-oriented International Institution may, according to Directives established by the Governing Board, become a Member of the Bank.

The Bank issues participating certificates denominated in euros to which Members subscribe. Each certificate has the same nominal value of € 1 000.

The Governing Board establishes the provisions for subscription and liberation of capital as well as provisions regarding any capital increase and potential withdrawal of a Member State.

The adhesion procedures consist in addressing a declaration to the Secretary General of the Council of Europe, a statement mentioning that the applicant endorses the Bank Articles of Agreement, in accordance with the financial conditions agreed on by the Governing Board. Any State becoming a member of the Bank shall confirm in its declaration its intention:

-	to accede at the earliest opportunity, to the Third Protocol to the General Agreement on Privileges and Immunities of the Council of Europe;

-

pending such accession, to apply the legal arrangements resulting from the Protocol to the property, assets and operations of the Bank and to grant to the organs and staff of the Bank the legal status resulting from the Protocol (Articles of Agreement, Article III).

The subscription to the Bank’s capital and reserves by applicant countries shall be calculated on the basis of the contribution rate to the budget of the Partial Agreement on the CEB.

6.	Prudential framework

Capital Adequacy Ratio

The objective of this ratio is to show that the level of capital is sufficient to absorb potential losses relating to the lending activity. It is obtained from the following calculation:

Capital adequacy ratio =	Risk weighted loans portfolio
Usable capital

- Risk weighted loans Portfolio: S [(principal + interest) x Default probability]]

- Usable capital: paid-in capital, reserves, gains or losses recognised directly in equity

The limit of the Capital adequacy ratio is fixed at 100%.

Year-on-year, the ratio increases from 20.3% at end 2009 to 23.5% at end 2010.

FINANCIAL STATEMENTS 2010

Risk Asset Coverage Ratio

This ratio is an additional limit to the increase of its share of the loan portfolio rated below investment grade. This ratio arises from:

Risk asset coverage ratio =	Loans Portfolio rated below investment grade
Sound capital

- Sound capital: paid-in capital, reserves, gains or losses recognised directly in equity, uncalled capital AAA/AA

The limit is fixed at 66% that is, € 2.8 billion at end 2010.

Year-on-year, the ratio rose from 40.5% at end 2009 to 50.7% at end 2010.

Strengthened Liquidity Ratio

The Bank’s liquidity must comply with an internal “Strengthened Liquidity ratio”. This ratio results from dividing (i) the Bank’s available liquidity (bank deposits, available-for-sale financial assets with a residual maturity of less than 18 months) by (ii) the net liquidity requirements (stock of projects awaiting financing, three-year net cash flow including the additional liquidity requirement to account for counterparty risk of default for the same three-year period).

At the end of each fiscal year, the Bank’s liquidity must not be less than 50% of net liquidity requirements for the next three years. At end 2010, the Strengthened Liquidity ratio stands at 121.1% (up from 102.2% at end 2009).

Indebtedness Ratio

This ratio results from dividing total debt after swap by total equity (subscribed capital reserves, gains or losses recognized directly in equity, profit for the year).

Year-on-year, the ratio lowers down from 3.80 at end 2009 to 3.78 at 31 December 2010 for the limit of 4. On the basis of total equity at end 2010, the authorised debt limit amounts € 20.0 billion, which is headroom of € 1.1 billion, i.e. 94% of the authorised limit.

Portfolio Ratio

This ratio results from dividing (i) treasury operations after swap by (ii) total equity (subscribed capital, reserves, gains or losses recognized directly in equity, profit for the year). Treasury operations are composed of (i) outstanding financial assets held to maturity and available-for-sale financial assets and (ii) financial transactions not represented by a security (deposits, repurchase agreements).

Year-on-year, the ratio rose from 1.79 in 2009 to 1.86 at end 2010, which is 93% of the authorised limit of 2.

On the basis of the total level of capital at end 2010, the authorised portfolio limit was € 10.0 billion, which leaves a margin for manoeuvre of € 0.7 billion.

FINANCIAL STATEMENTS 2010

Note C – Financial assets and liabilities

The assets and liabilities are presented below according to their carrying value and fair value.

The mentioned market value comprises accrued interest.

Conditions for loan disbursement are equivalent to those implemented by other financial institutions that operate in the supranational bank market.

The fair value calculation for the Bank’s loans does not take into account the credit risks, since such a risk is deemed very low, due to the privileged credit status granted to the Bank by Member States, the nature of the counterparty and the collateral quality received from the borrowers. Movements of the credit risk pricing are otherwise immaterial during the funding of a project.

In thousand euros

	Carrying value	Fair value

31 December 2010
Assets
Cash in hand, balances with central banks	230 316	230 316
Financial assets at fair value through profit and loss	1 216 278	1 216 278
Hedging derivative instruments	1 226 344	1 226 344
Available-for-sale financial assets	6 332 058	6 332 058
Loans and advances to credit institutions and to customers	13 437 726	12 325 684
Financial assets held to maturity	2 241 862	2 316 154

Total assets	24 684 584	23 646 834

Liabilites
Financial liabilities at fair value through profit and loss	1 275 923	1 275 923
Hedging derivative instruments	445 669	445 669
Amounts owed to credit institutions and to customers	100 809	100 809
Debt securities in issue	19 855 536	20 003 788
Selective Trust Account (STA)	78 733	78 733

Total liabilities	21 756 670	21 904 922

31 December 2009
Assets
Cash in hand, balances with central banks	386 883	386 883
Financial assets at fair value through profit and loss	314 346	314 346
Hedging derivative instruments	1 295 361	1 295 361
Available-for-sale financial assets	4 965 778	4 965 778
Loans and advances to credit institutions and to customers	13 608 366	12 442 620
Financial assets held to maturity	2 123 226	2 218 997

Total assets	22 693 960	21 623 985

Liabilities
Financial liabilities at fair value through profit and loss	2 312 949	2 312 949
Hedging derivative instruments	372 974	372 974
Amounts owed to credit institutions and to customers	67 747	67 747
Debt securities in issue	17 680 780	17 451 319
Selective Trust Account (STA)	75 420	75 420

Total liabilities	20 509 870	20 280 409

FINANCIAL STATEMENTS 2010

Note D – Financial instruments at fair value through profit and loss and hedging derivative instruments

All the Bank’s micro-hedging financial derivative instruments for which the hedging relationship is not admitted by IAS 39 are recorded under the balance sheet headings “Financial assets at fair value through profit and loss” or “Financial liabilities at fair value through profit and loss”.

All the Bank’s micro-hedging operations recognised under IAS 39, are fair value hedges and are recorded in the balance sheet under the heading “Hedging derivative instruments”. These operations hedge the fair value risk of the fixed rate financial assets and liabilities (loans, available-for-sale assets, debt securities in issue).

Term financial instruments comprise interest rate, currency and forward exchange swaps. They are valued with a method referring to valuation models using observable parameters.

The following table represents the fair value (including interest) of these financial instruments.

In thousand euros

	31/12/2010		31/12/2009

	Positive market value	Negative market value	Positive market value	Negative market value

Financial instruments at fair value through profit or loss
Interest rate derivative instruments	210	(3 248)	191	(2 916)
Exchange rate derivative instruments	1 216 068	(1 272 675)	314 155	(2 310 033)
Total	1 216 278	(1 275 923)	314 346	(2 312 949)

Hedging derivative instruments
Interest rate derivative instruments	149 537	(248 431)	124 890	(208 145)
Exchange rate derivative instruments	1 076 807	(197 238)	1 170 471	(164 829)
Total	1 226 344	(445 669)	1 295 361	(372 974)

FINANCIAL STATEMENTS 2010

Note E – Securities portfolio

In thousand euros

	31/12/2010		31/12/2009

	Balance sheet value (*)	of which gains or losses recognised directly in equity	Balance sheet value (*)	of which gains or losses recognised directly in equity

Available-for-sale financial assets
Treasury bills and similar securities	967 094		189 110
Debt securities and other fixed income securities	5 364 019	(114 003)	4 775 794	(103 950)
Shares and other variable-yield securities	1 380	419	1 380	348
Provisions for depreciation	(435)		(506)
Total	6 332 058	(113 584)	4 965 778	(103 602)

Financial assets held to maturity
Treasury bills and similar securities	1 230 872		988 243
Debt securities and other fixed income securities	1 010 990		1 134 983
Total	2 241 862		2 123 226

Total securities portfolio	8 573 920	(113 584)	7 089 004	(103 602)

(*) including interest receivable

None of the securities classified under the available-for-sale financial assets or financial assets held to maturity categories have been given as a guarantee in 2010 and 2009.

Available for sale financial assets are valued according to their quotation price.

FINANCIAL STATEMENTS 2010

Note F – Loans and advances to credit institutions and to customers

This heading covers loans to credit institutions and to customers as well as deposits to credit institutions.

in thousand euros
Breakdown of loans by category of borrower	31/12/2010	31/12/2009
Loans to credit institutions
Loans	7 040 588	7 551 171
Interest receivable	15 680	11 758
Unpaid receivables	436	221
Depreciation on loans to credit institutions (Note R)	(1 837)	(1 822)
Sub-total	7 054 867	7 561 328
Loans to customers
Loans	4 947 375	4 647 132
Interest receivable	25 976	26 354
Sub-total	4 973 351	4 673 486
Value adjustment of loans hedged by derivative instruments	87 172	91 556
Total loans	12 115 390	12 326 370
Other loans and advances
Advances repayable on demand	4 405	11 634
Advances with agreed maturity dates or periods of notice	1 317 420	1 270 000
Sub-total	1 321 825	1 281 634
Interest receivable	511	362
Total other advances	1 322 336	1 281 996

At 31 December 2010, loans are guaranteed up to the amount of € 3 214 803 thousand (31 December 2009: € 2 682 620 thousand). These guarantees could be either in the form of securities or signed commitments.

FINANCIAL STATEMENTS 2010

The breakdown of outstanding loans and financing commitments by borrower country, subsidised or not by the Selective Trust Account, is included in the table below.

Outstanding loans and financing commitments subsidised by the Selective Trust Account are presented under Note J.

						In thousand euros
	Outstanding				Financing commitments

Breakdown by borrowers’ country location	31/12/2010%		31/12/2009%		31/12/2010	31/12/2009
Poland	1 304 019	10.88	955 900	7.84	514 767	612 258
Spain	1 213 110	10.12	1 605 783	13.16	159 000	96 300
Hungary	1 168 614	9.75	1 083 812	8.88	114 390	180 116
Italy (1)	1 010 316	8.43	1 157 932	9.49	234 900	254 900
France	951 224	7.93	1 264 185	10.36	100 000	100 000
Romania	765 403	6.38	632 513	5.19	479 953	627 720
Germany (2)	678 008	5.66	660 856	5.42	292 400	412 000
Finland	673 042	5.61	707 875	5.80		100 000
Cyprus	639 268	5.33	560 152	4.59	322 323	103 885
Turkey	615 970	5.14	647 747	5.31	749 733	341 190
Portugal	471 598	3.93	431 098	3.53	345 000	100 000
Denmark	280 000	2.34	303 333	2.49
Greece	270 858	2.26	343 485	2.82
Croatia	266 640	2.22	256 536	2.10	64 146	46 148
Iceland	237 535	1.98	196 482	1.61	10 173	39 386
Sweden (3)	234 022	1.95	227 276	1.86	57 774	50 524
Latvia	173 735	1.45	187 213	1.53	25 000	25 000
Slovenia	156 391	1.30	113 373	0.93		54 000
Norway	126 500	1.06	126 500	1.04
Belgium	120 750	1.01	93 332	0.77	40 000	25 000
Ireland	106 189	0.89	116 554	0.96	50 000	50 000
Bosnia and Herzegovina	85 477	0.71	94 352	0.78	25 647	27 220
Malta	78 250	0.65	88 350	0.72
Albania	76 164	0.64	54 842	0.45	40 743	62 011
Bulgaria	71 667	0.60	75 442	0.62	2 903	10 403
Lithuania	54 029	0.45	56 211	0.46	102 000	104 172
Serbia	50 923	0.42	57 993	0.48	21 100	28 076
“the former Yugoslav Republic of Macedonia”	39 099	0.33	34 209	0.28	92 350	7 500
Czech Republic	31 333	0.26	28 042	0.23	45 000	50 000
Slovak Republic	20 151	0.17	22 889	0.19	54 126	8 252
Moldova	9 313	0.08	9 013	0.07	10 587	10 887
Estonia	7 435	0.06	3 745	0.03	23 800	28 800
San Marino	930	0.01	1 278	0.01
Montenegro					25 000
Total	11 987 963	100.00	12 198 303	100.00	4 002 815	3 555 748

(1) of which € 504 502 thousand outstanding in favour of target countries as at 31 December 2010 (31 December 2009 : € 545 887 thousand)

(2) of which € 222 500 thousand outstanding in favour of target countries as at 31 December 2010 (31 December 2009 : € 261 250 thousand)

(3) of which € 100 000 housand outstanding in favour of target countries as at 31 December 2010 (31 December 2009 : € 100 000 thousand)

FINANCIAL STATEMENTS 2010

in thousand euros
	Outstanding				Financing commitments

Breakdown by sector-based activities	31/12/2010%		31/12/2009%		31/12/2010	31/12/2009
Strengthening social integration
Aid to refugees, migrants and displaced populations	131 228		150 167		8 000	25 359
Social housing for low-income persons	2 575 277		2 719 835		310 512	391 052
Creation and preservation of viable jobs	2 443 803		2 407 816		553 102	714 057
Improving living conditions in urban and rural areas	1 534 222		1 410 997		519 949	510 251
Sub-total	6 684 530	56	6 688 815	55	1 391 563	1 640 719

Managing the environment
Natural or ecological disasters	812 654		1 019 750		535 223	319 049
Protection of the environment	1 574 498		1 526 079		1 101 529	800 050
Protection and rehabilitation of the historic and cultural heritage	224 808		243 196		60 376	68 292
Sub-total	2 611 960	22	2 789 025	23	1 697 128	1 187 391

Supporting public infrastructure with a social vocation
Education and vocational training	1 566 271		1 442 934		631 886	527 537
Health	1 111 538		1 264 864		234 368	198 575
Infrastructures of administrative and judicial public services	13 664		12 665		47 870	1 526
Sub-total	2 691 473	22	2 720 463	22	914 124	727 638
Total	11 987 963	100	12 198 303	100	4 002 815	3 555 748

Financing and guarantee commitments

Financing commitments comprise, on the one hand, projects for which a framework loan agreement has been signed, and on the other hand projects which have been granted with at least one disbursement.

in thousand euros

Breakdown by year of approval	2008 and before	2009	2010	Total
Projects
With signed framework loan agreements	1 827 933	1 148 732	1 011 019	3 987 684
With at least one financing	15 131			15 131
Total	1 843 064	1 148 732	1 011 019	4 002 815

The Bank guarantees loans granted by a financial institution for an amount of € 129 thousand (€ 211 thousand in 2009). This guarantee is offset by the counter-guarantee received from a Member State for an identical amount.

FINANCIAL STATEMENTS 2010

Note G – Tangible and intangible assets

In thousand euros

	Land and Buildings	Fixtures and equipment	Other	Intangible assets	Total
Gross book value
At 1 January 2009	23 748	15 018	5 776	5 030	49 572
Additions		66	364	870	1 300
Disposals
Other movements		(73)	104	(31)
At 31 December 2009	23 748	15 011	6 244	5 869	50 872
Gross book value
At 1 January 2010	23 748	15 011	6 244	5 869	50 872
Additions		520	288	1 112	1 920
Disposals
Other movements
At 31 December 2010	23 748	15 531	6 532	6 981	52 792
Depreciation
At 1 January 2009		(9 594)	(4 607)	(3 633)	(17 834)
Charge for the year		(921)	(524)	(378)	(1 823)
Disposals
At 31 December 2009		(10 515)	(5 131)	(4 011)	(19 657)
Depreciation
At 1 January 2010		(10 515)	(5 131)	(4 011)	(19 657)
Charge for the year		(798)	(476)	(564)	(1 838)
Disposals
At 31 December 2010		(11 313)	(5 607)	(4 575)	(21 495)
Net book value
At 31 December 2010	23 748	4 218	925	2 406	31 297
At 31 December 2009	23 748	4 496	1 113	1 858	31 215

FINANCIAL STATEMENTS 2010

Note H – Other assets and other liabilities

In thousand euros

	31/12/2010	31/12/2009
Other assets
Other accrued income and sundry debtors	1 898	631
Prepaid expenses	1 614	1 674
Sundry debtors	1 613	2 068
Subscribed, called and unpaid capital and reserves to be paid		1 032
Total	5 125	5 405
Other liabilities
Deposits of guarantees received (*)	816 989	173 590
Sundry creditors	3 407	3 161
Other accruals and sundry creditors	2 737	11 296
Total	823 133	188 047

(*) Deposits of guarantees received are related to the swap operations called “collateralised” as the Bank benefits from collateralisation contracts with almost all of its counterparties for on-going contracts as of 31 December 2010 and 31 December 2009.

Note I – Amounts owed to credit institutions and to customers and debt securities in issue

In thousand euros

	31/12/2010	31/12/2009
Amounts owed to credit institutions and to customers
Interest-bearing accounts	80 784	67 747
of which, European Community	76 592	64 161
Borrowings and term deposits	19 968
Interest payable	57
Total	100 809	67 747

Debt securities in issue
Bonds	18 840 958	16 547 393
Interest payable	426 967	478 531
Value adjustment of debt securities in issue hedged by derivative instruments	587 611	654 856
Total	19 855 536	17 680 780

FINANCIAL STATEMENTS 2010

Development of customers’ interest-bearing accounts

The Bank opened interest-bearing accounts funded by contributions from the European Union:

•

Seven accounts to receive the European Union contributions (“Contribution Arrangement in respect of a SME Finance Facility Phase 2 Special Fund”) for partial financing of productive investment projects designed to create or safeguard jobs in SMEs located in thirteen of the CEB member countries in Central and Eastern Europe.

–	In 2001, setting-up of “EC-Contribution Fund Phare Account”

–	In 2002, contribution to Turkey “EC-Contribution Fund MEDA Account”

–	In 2004, increase of “SME Finance Facility (SMEFF) 2002 Special Account”

–	In 2004, contribution to Cyprus “SME Finance Facility (SMEFF) Cyprus Special Account”

–	In 2005, increase of “SME Finance Facility (SMEFF) 2003 Special Account”

–	In 2006, increase of “SME Finance Facility (SMEFF) 2005 Special Account, Bulgaria, Croatia, Romania and Turkey”

–	In 2007, increase of “SME Finance Facility (SMEFF) 2006 Special Account, Bulgaria, Croatia, Romania and Turkey”

At 31 December 2010, the balance of these accounts amounts to € 36 422 thousand (2009: € 35 908 thousand).

•

Four accounts to partially finance local infrastructural projects in favour of the municipalities of ten Central and Eastern European countries, also applicant countries to European Union accession at the time of the project (Bulgaria, Czech Republic, Estonia, Hungary, Latvia, Lithuania, Poland, Romania, Slovak Republic and Slovenia), within the ambit of the EU Programme “EU Municipal Finance Facility”.

–	In 2004, setting-up of “EU Municipal Finance Facility Special Account”

–	In 2005, increase and geographical extension of the programme “EU Municipal Finance Facility 2003 Special Account”

–

In 2007, increase and geographic extension of “EU Municipal Finance Facility 2005 Special Account Bulgaria, Croatia, Romania and Turkey” and “EU Municipal Finance Facility 2006, Special Account Bulgaria, Croatia, Romania and Turkey”

At 31 December 2010, the balance of these accounts amounts to € 8 897 thousand (2009: € 11 626 thousand).

•

Two accounts for the partial financing of productive investment projects of small and medium-sized enterprises and in particular micro-enterprises, known as the “Preparatory Action Programme” aimed at creating or safeguarding jobs, in eight new EU Member States in Central and Eastern Europe.

–	In 2007, increase of “Preparatory Action Special Account 2005”

–	In 2008, increase of “Preparatory Action Special Account 2006”

The account “Preparatory Action Special Account 2004” set up in 2005 was closed in 2010.

The balance of these accounts amounts to € 1 951 thousand at 31 December 2010 (2009: € 2 027 thousand).

•	Two accounts for the partial financing of projects related to environmental protection and for energy efficiency in Croatia, Bulgaria, Romania and Turkey, called “Energy Efficiency Finance Facility”.

–	In 2007, setting-up of “Energy Efficiency Finance Facility 2006 Special Account”

–	In 2008, increase with focus on the countries within the framework of Pre-adhesion Aid Instrument (PAI) of the European Commission, “Energy Efficiency Finance Facility 2007 Special Account”.

At 31 December 2010, the balance of these accounts amounts to € 14 911 thousand (2009: € 11 437 thousand).

•

One account for the partial financing of municipal investments projects in Albania, Bosnia and Herzegovina and Serbia within the framework of the European Commission’s “Instrument of Pre-Accession” (IPA) and called “IPF 2008 Municipal Window Special Account”.

The balance of this account amounts to € 3 240 thousand as at 31 December 2010 (2009: € 610 thousand).

FINANCIAL STATEMENTS 2010

•

Two further for receiving grants from the European Union to finance priority projects: one within the “Western Balkans Investment Framework” and one in the context of the “Neighbourhood Investment Facility”.

The balance of these accounts amounts to € 2 577 thousand at 31 December 2010 (2009: € 2 553 thousand).

•	Two accounts were opened for the partial financing of rural roads and water supply and sewerage systems in Albania in the framework of the European Commission’s Instrument of Pre-accession (IPA).

–	“IPA 2009 Rural Roads Albania Special Account”

–	“IPA 2009 Water Supply Kamza Albania Special Account”

The balance of these accounts amounts to € 8 594 thousand at 31 December 2010.

In addition the CEB manages the three following trust accounts:

•

The Norway Trust Account, a mechanism set up on the initiative of the Norwegian Authorities in order to finance assistance activities, in particular technical assistance to support social and economic reforms in the Western Balkan countries.

The balance of this account amounts to € 549 thousand at 31 December 2010 (2009: € 930 thousand).

•

The Human Rights Trust Fund, an assistance instrument aimed at supporting the consolidation and reinforcement of the State of Law and the European system of human rights protection in Europe, set up in 2008 in collaboration with the Council of Europe. This trust fund is financed through contributions from several Member States: Norway (upon inception and in 2009), Germany and the Netherlands (in 2008, 2009 and 2010), Finland (in 2010).

The balance of this account amounts to € 1 770 thousand at 31 December 2010 (2009: € 1 655 thousand).

•

The Spanish Social Cohesion Account: in 2009, Spain and the Bank agreed to set up this trust account to promote social cohesion in Europe. The € 2 million endowment from Spain has been paid in two equal parts in December 2009 and June 2010 respectively.

The balance of this account amounts to € 1 873 thousand at 31 December 2010 (2009: € 1 001 thousand).

Note J – Selective Trust Account (STA)

- General operating principles

Interest rate subsidies are the basis of the underlying operating principle of this account. The Selective Trust Account covers the interest rate differential between the rate usually applied by the Bank and the rate proposed to the borrower. The account may also be used to make donations.

A project financed by the Bank may, following the Governor’s proposal, be granted rate subsidies relative to the STA after a case by case approval from the Administrative Council. The STA resources are invested in projects with high social value and within eligible countries.

Any proposal for an interest rate subsidy is specified in the loan application submitted by the Governor to the Administrative Council for approval.

- Funding

The STA is supplied with:

a)	Grants received from the CEB’s Member States through dividends of a social nature allocated at the time of the Bank’s appropriation of annual profits

b)	Voluntary contributions from Member States of the Bank

c)	Voluntary contributions from the Council of Europe Members

d)	Voluntary contributions from non-Member States or international institutions upon approval from the Governing Board and the Administrative Council.

FINANCIAL STATEMENTS 2010

- Accounting treatment

The STA is divided into two sub-accounts:

-

Member States sub-account recording the amount of available funds: contributions received from Member States as well as interest on the STA’s funds are recorded on the credit side; donations granted and total interest rate subsidies granted on the day of disbursement of every loan concerned are recorded on the debit side.

-

Subsidised projects’ sub-account recording interest rate subsidies: the amount of interest rate subsidies recorded under credit in the Bank’s income statement is recorded on the debit side simultaneously with interest payments made by the borrower; interest rate subsidies granted on the day of disbursement of the subsidised loan are recorded on the credit side.

In thousand euros

1)	Member States sub-account	Debit	Credit
	Balance as at 1 January 2009		50 071
Payment by member states for the financial year 2008
	Credit interest paid into the STA		2 331
	Subsidies on disbursed loans	9 115
	Donations granted	923
	Balance as at 31 December 2009 (a)		42 364
	Payment by member States for the financial year 2009		6 000
	Credit interest paid into the STA		2 419
	Subsidies on disbursed loans	3 446
	Donations granted	81
	Balance as at 31 December 2010 (b)		47 256

2)	Subsidised projects sub-account

	Balance as at 1 January 2009		28 613
	Subsidies on loans disbursed in 2009		9 115
	Payment of subsidies	4 672
	Balance as at 31 December 2009 (c)		33 056
	Subsidies on loans disbursed in 2010		3 446
	Payment of subsidies	5 025
	Balance as at 31 December 2010 (d)		31 477

STA as at 31 December 2009 (a) + (c)			75 420

STA as at 31 December 2010 (b) + (d)			78 733

FINANCIAL STATEMENTS 2010

Donations

Since its creation, in 1995, donations for a total amount of € 13.4 million have been granted from the STA in 2010 (2009: € 13.3 million).

The following is the breakdown of donations granted during the last two financial years:

In thousand euros

Payments	2010		2009
Haïti (UNICEF) : Emergency aid with the victims of Haiti touched by the seism:
Education, health, nutrition, protection and water, cleansings and hygiene (WASH – Water, Sanitation and Hygiene)		100
Bosnia and Herzegovina (UNHCR) : repayment		(19)
Georgia (UNHCR) : project of reconstruction of Collective Centers part of the “Shelter and winterization strategy”				500
Georgia (UNDP) : project of reconstruction of infrastructures damaged during summer 2008 event				250
Georgia (Council of Europe) : project aimed at decreasing physical violence in schools through training of teachers in conflict solving methods				98
Georgia (Council of Europe) : project “Support to Internally Displaced Persons-Training on inter-community relations”				75
Total		81		923

Loans outstanding and financing commitments by country with STA interest rate subsidies

In thousand euros
	Outstanding		Financing commitments

Breakdown by borrowers’ country location	31/12/2010	31/12/2009	31/12/2010	31/12/2009
Romania	307 415	290 606	27 271	49 780
Hungary	177 607	201 567
Croatia	130 270	144 554		5 173
Albania	71 520	52 283	38 743	58 011
Poland	60 720	63 417	238 000	245 000
Serbia	28 500	28 500	21 100	21 100
Bosnia and Herzegovina	18 294	16 257	647	2 220
Bulgaria	13 910	14 596	2 903	2 903
Slovak Republic	12 118	17 461
Moldova	9 313	9 013	10 587	10 887
Lithuania	5 946	6 632		2 172
“the former Yugoslav Republic of Macedonia”	5 000		20 350
Slovenia	1 196	1 977
Turkey			250 000
Total	841 809	846 863	609 601	397 246

These outstanding loans are included in the Bank’s loan portfolio (Note F).

FINANCIAL STATEMENTS 2010

Note K - Provisions

The Bank set up the following provisions with respect to its post-employment benefits:

In thousand euros
	31/12/2010	31/12/2009
Provision for pension commitments	66 577	59 710
Provision for other post-employment benefits	15 971	14 181
Total	82 548	73 891

The Bank administers a pension scheme and other related post-employment benefits (particularly medical insurance). The commitment in relation to the different post-employment benefits is determined separately using the projected unit credit actuarial valuation method. The last actuarial valuation was carried out on 31 December 2010 based on individual data as at 30 June 2010.

Pension scheme

The following is the pension scheme financial situation:

In thousand euros
	31/12/2010	31/12/2009
Financial situation as at 31 December
Actuarial liability	(80 415)	(63 925)
Actuarial surplus / (deficit)	(80 415)	(63 925)
Stock of unrealised actuarial gains / (losses)	13 838	4 215
Provision as at 31 December	(66 577)	(59 710)
Provision movements as at 31 December
Provision as at 1 January	(59 710)	(54 232)
Service cost	(4 431)	(3 663)
Interest cost related to discounting commitments	(3 610)	(2 895)
Amortisation of actuarial differences
Book charge for the year	(8 041)	(6 558)
Benefits paid	1 174	1 080
Provision as at 31 December	(66 577)	(59 710)

FINANCIAL STATEMENTS 2010

The main assumptions used in assessing the commitment relative to the pension scheme are shown below:

Other information	2010	2009
Interest rate	4.50%	5.70%
Inflation rate	2.00%	2.00%
Pensions revaluation rate	2.00%	2.00%
Salary increase rate	4.00%	5.00%
Staff average number of remaining working lives as at 31 December	13	13

The rate of salary increase has been revised downwards (4.00% vs. 5.00%) to reflect the changes made to the step advancement scheme.

Pension scheme - related post-employment benefits

The following is the financial situation with respect to pension scheme-related commitments:

In thousand euros
	31/12/2010	31/12/2009
Financial situation as at 31 December
Actuarial liability	(19 427)	(15 630)
Actuarial surplus / (deficit)	(19 427)	(15 630)
Stock of unrealised actuarial gains / (losses)	3 456	1 449
Provision as at 31 December	(15 971)	(14 181)
Provision movements as at 31 December
Provision as at 1 January	(14 181)	(13 494)
Service cost	(1 154)	(655)
Interest cost related to discounting commitments	(795)	(482)
Amortisation of actuarial differences	18	325
Book charge for the year	(1 931)	(812)
Benefits paid	141	125
Provision as at 31 December	(15 971)	(14 181)

The economic assumptions used in assessing the commitments relative to related benefits are similar to those used for the pension scheme.

The Bank’s commitment related to medical insurance for pensioners was valuated on the basis of a 6.00% yearly increase rate of the Bank’s contributions.

FINANCIAL STATEMENTS 2010

Note L – Capital

Capital allocation by Member State is presented below:

In thousand euros

Members	Subscribed capital	Uncalled capital	Called capital	Percentage of subscribed capital
Germany	549 692	489 000	60 692	16.640%
France	549 692	489 000	60 692	16.640%
Italy	549 692	489 000	60 692	16.640%
Spain	358 504	318 922	39 582	10.852%
Turkey	233 077	207 344	25 733	7.056%
Netherlands	119 338	106 161	13 177	3.613%
Belgium	98 634	87 746	10 888	2.986%
Greece	98 634	87 746	10 888	2.986%
Portugal	83 538	74 315	9 223	2.529%
Sweden	83 538	74 315	9 223	2.529%
Poland	76 988	68 488	8 500	2.331%
Switzerland	53 824	43 229	10 595	1.629%
Denmark	53 823	47 879	5 944	1.629%
Norway	41 889	37 264	4 625	1.268%
Finland	41 889	37 264	4 625	1.268%
Bulgaria	37 491	33 352	4 139	1.135%
Romania	35 963	31 993	3 970	1.089%
Ireland	28 998	25 797	3 201	0.878%
Hungary	26 884	23 916	2 968	0.814%
Czech Republic	25 833	22 981	2 852	0.782%
Luxembourg	20 849	18 547	2 302	0.631%
Serbia	15 511	13 799	1 712	0.470%
Croatia	12 831	11 414	1 417	0.388%
Cyprus	11 934	10 617	1 317	0.361%
Slovak Republic	11 380	10 123	1 257	0.344%
Albania	8 034	7 147	887	0.243%
Latvia	7 688	6 840	848	0.233%
Estonia	7 637	6 794	843	0.231%
“the former Yugoslav Republic of Macedonia”	7 637	6 794	843	0.231%
Lithuania	7 556	6 722	834	0.229%
Slovenia	7 380	6 565	815	0.223%
Iceland	6 089	5 417	672	0.184%
Malta	6 089	5 417	672	0.184%
Georgia	5 928	5 274	654	0.179%
Bosnia and Herzegovina	5 816	5 174	642	0.176%
Montenegro	3 952	3 516	436	0.120%
Moldova	3 294	2 930	364	0.100%
San Marino	2 921	2 478	443	0.088%
Liechtenstein	2 921	2 374	547	0.088%
Holy See	82	58	24	0.002%
Total 2010	3 303 450	2 933 712	369 738	100.000%
Total 2009	3 303 450	2 933 712	369 738

Earnings per participating certificate for 2010 amount to € 35.07(€  32.41 for 2009).

FINANCIAL STATEMENTS 2010

Note M – Interest margin

Income and expenses are accounted for in accordance with the effective interest rate method (interest, commissions and charges).

Changes in value calculated exclusive of accrued interest on financial instruments are accounted for under “Net gains or losses from financial instruments at fair value through profit or loss” (Note N).

Interest income and expenses from fair value hedging derivatives are shown together with the income and expenses arising from those items for which they provide risk coverage.

In thousand euros
	2010	2009
Available-for-sale financial assets
Securities transactions	57 277	77 138
Hedging derivatives	(17 270)	(18 606)
Sub-total	40 007	58 532
Loans and advances to credit institutions and to customers
Loans (exclusive of interbanking)	220 210	303 462
Advances	7 537	27 494
Hedging derivatives	(92 051)	(71 914)
Sub-total	135 696	259 042
Financial assets held to maturity
Securities transactions	92 580	88 524
Sub-total	92 580	88 524
Amounts owed to credit institutions and to customers
Deposits	(142)	(17)
Interest-bearing accounts	(6 450)	(5 387)
Sub-total	(6 592)	(5 404)
Debt securities in issue
Bonds	(846 535)	(743 323)
Hedging derivatives	725 834	487 487
Sub-total	(120 701)	(255 836)
Other interest expenses and similar charges	(4 405)	(3 377)
Interest margin	136 585	141 481

FINANCIAL STATEMENTS 2010

The following is the breakdown of interest on loans relative to the financial year:

In thousand euros

Breakdown by borrowers’ country location	2010	2009

Poland	33 875	31 782
Hungary	23 812	23 077
Turkey	21 005	29 131
Greece	15 056	18 605
Italy	14 972	26 559
Romania	14 355	14 400
Spain	13 268	33 963
Croatia	10 419	10 329
Germany	10 311	14 105
Finland	10 192	17 310
Cyprus	9 806	14 094
France	9 602	20 945
Portugal	4 405	9 381
Malta	3 957	4 437
Latvia	2 742	4 289
Iceland	2 139	3 917
Lithuania	2 068	1 380
Denmark	2 049	5 249
Slovenia	2 041	2 105
Bosnia and Herzegovina	1 901	2 755
Belgium	1 825	1 693
Albania	1 686	1 284
Sweden	1 658	3 544
Serbia	1 627	1 488
Bulgaria	1 308	1 825
Ireland	1 282	1 263
Norway	875	1 937
“the former Yugoslav Republic of Macedonia”	671	674
Moldova	442	368
Slovak Republic	304	586
Czech Republic	297	683
Estonia	209	235
San Marino	51	69
Total	220 210	303 462

FINANCIAL STATEMENTS 2010

Note N - Net gains or losses from financial instruments at fair value through profit and loss

Net gains from financial instruments at fair value through profit and loss cover the profit and loss items relative to financial instruments, except for the interest income and charges presented under “Interest margin” (Note M).

In thousand euros

	2010	2009

Net result from fair value of hedging instruments	(76 922)	(438 097)
Revaluation of hedged items attributable to covered risk	76 826	438 247
Result from financial instruments at fair value through profit and loss	(1 194)	(1 387)
Revaluation of exchange positions	240	12
Total	(1 050)	(1 225)

Note O - Net gains or losses from available-for-sale financial assets

In thousand euros

	2010	2009

Net gains or losses from available-for-sale financial assets		120
Dividends received	62	63
Total	62	183

Note P - Commissions and other net expenses

The table below shows the breakdown of net commissions:

In thousand euros

	2010	2009

Sundry banking income	253	255
Banking charges	(2 194)	(1 828)
Total	(1 941)	(1 573)

FINANCIAL STATEMENTS 2010

Note Q – General operating expenses

In thousand euros

	2010	2009

Staff costs
Wages and salaries	18 166	16 894
Social charges and pension costs	5 511	4 091
Other general operating expenses	8 385	8 096
Total	32 062	29 081

At 31 December 2010, the Bank staff was composed of: 4 appointed officials (Governor, Vice-Governor Delegate and Vice-Governors) and 159 professional staff. At 31 December 2009: 4 appointed officials (Governor, Vice-Governor Delegate and Vice-Governors) and 150 professional staff.

Note R – Cost of risk

The cost of risk covers depreciation charges incurred as a result of credit risk inherent to the Bank’s activities.

In thousand euros

Cost of risk for the financial year	2010	2009

Net depreciation charges	15	913
Recoveries of amortised loans and advances
Irrecoverable receivables not covered by depreciations
Other	(16 124)
Total	(16 109)	913

In thousand euros

Cost of risk for the financial year by nature of assets	2010	2009

Loans and advances to credit institutions	15	913
Loans and advances to customers
Available-for-sale financial assets
Other assets
Commitments by signature and other	(16 124)
Total	(16 109)	913

The heading “Other” concerns the execution of the judgement delivered by the Spanish Supreme Court in a case between the Bank and one of its paying agents. The amount of € 16.5 million has been paid to the Bank by the condemned paying agent for the non-execution of its contractual obligations. Legal fees for this case amount to € 0.4 million.

FINANCIAL STATEMENTS 2010

In thousand euros

Depreciations resulting from credit risk	2010	2009

Total depreciations at the beginning of the financial year	1 822	909
Net depreciations charges	15	913
Use of depreciations
Total	1 837	1 822

Note S – Post-balance sheet events

Following a recommendation by the Administrative Council on 4th February 2011, the Governing Board has approved the Institution’s 6th capital increase. If all the CEB’s Member States subscribe to the capital increase, the subscribed capital will rise from € 3.3 to a maximum of € 5.5 billion (representing a 67% increase), accompanied by the incorporation of € 246 million into the reserves in the form of paid-in capital and without any disbursement on the part of the Member States. The percentage share of paid-in capital will remain unchanged at 11.19% of the subscribed capital.

No other material events that would require disclosure or adjustment to these financial statements occurred between 31 December 2010 and the authorisation date of the accounts by the Governor on 22 February 2011.